CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 17, 2003, relating to the consolidated financial statements, which appears in the EP MedSystems, Inc. Annual Report on Form 10-KSB for the year ended December 31, 2002. We also consent to the reference to us under the heading "Experts" in such registration statement.


/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
January 22, 2004